Form 10-K, Exhibit 13
period 1995-10-31
MICHIGAN RIVET CORP
filed 1996-01-29
CIK 65666

                                                                   EXHIBIT 13



                          ANNUAL REPORT ON FORM 10-K

                     ITEM 8, ITEM 14(a)(1), (2), and (d)

                 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                               CERTAIN EXHIBITS

                        FINANCIAL STATEMENT SCHEDULES

                         YEAR ENDED OCTOBER 31, 1995

                          MICHIGAN RIVET CORPORATION

                               WARREN, MICHIGAN

FORM 10-K--ITEM 14(a)(1) and (2)

LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

MICHIGAN RIVET CORPORATION AND SUBSIDIARIES


The following consolidated financial statements of Michigan Rivet Corporation and subsidiaries are included in Item 8:

   Consolidated balance sheets--Years ended October 31, 1995, 1994 and
   1993

   Consolidated statements of operations and retained earnings--Years ended October 31, 1995, 1994 and 1993

   Consolidated statements of cash flows--Years ended October 31, 1995, 1994 and 1993

   Notes to consolidated financial statements--Years ended October 31, 1995, 1994, and 1993


The following consolidated financial statement schedule of Michigan Rivet Corporation and subsidiaries are included in Item 14(d):


   Schedule VIII--Valuation and qualifying accounts


All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                         CONSOLIDATED FINANCIAL REPORT
                                OCTOBER 31, 1995

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES




                                    CONTENTS


REPORT LETTER                                                   1


CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheet                                                 2-3

  Statement of Operations and Retained Earnings                 4

  Statement of Cash Flows                                       5

  Notes to Consolidated Financial Statements                    6-13



                          Independent Auditor's Report


To the Board of Directors and Stockholders
Michigan Rivet Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Michigan Rivet Corporation and subsidiaries as of October 31, 1995, 1994 and 1993, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Michigan Rivet Corporation and subsidiaries at October 31, 1995, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As disclosed in Notes 1 and 4 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1994.



PLANTE & MORAN, LLP


December 18, 1995

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET



                                                                                   OCTOBER 31
                                                                    ---------------------------------------------
                                                                      1995               1994              1993
                                                                    -------            --------           -------
                            ASSETS

CURRENT ASSETS
   Cash                                                         $     110,682      $    638,266      $     201,614
   Accounts receivable, less allowance of $50,000 in 1995,
       1994 and 1993                                                5,368,533         5,763,245          4,894,398
   Inventories:
       Finished products                                            1,328,108         1,331,453          1,542,226
       In process                                                   2,967,555         3,058,305          2,163,298
       Raw materials                                                  673,281           629,588            635,568
                                                                -------------      ------------      -------------


                 Total inventories                                  4,968,944         5,019,346          4,341,092

DEFERRED FEDERAL INCOME TAXES (Note 3)                                697,639           788,000            443,000

PREPAID EXPENSES AND OTHER CURRENT ASSETS                             182,590           645,464            719,343
                                                                -------------      ------------      -------------


                 Total current assets                              11,328,388        12,854,321         10,599,447

OTHER ASSETS                                                          505,324            66,906             62,272

PROPERTY, PLANT AND EQUIPMENT
   Land                                                               125,000           125,000            125,000
   Buildings and improvements                                       5,295,320         5,208,957          5,208,957
   Machinery and equipment                                         17,578,978        16,966,933         16,735,001
                                                                -------------      ------------      -------------


                 Total property and equipment                      22,999,298        22,300,890         22,068,958

   Less accumulated depreciation                                   14,178,218        13,485,783         12,688,795
                                                                -------------      ------------      -------------


                 Net carrying amount                                8,821,080         8,815,107          9,380,163
                                                                -------------      ------------      -------------


                 Total assets                                   $  20,654,792      $ 21,736,334      $  20,041,882
                                                                =============      ============      =============






See Notes to Financial Statements.

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  (Continued)


                                                                                   OCTOBER 31
                                                                 --------------------------------------------------
                                                                      1995                1994               1993
                                                                   ----------           ---------           -------
             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Notes payable to bank (Note 2)                               $     309,000      $  3,743,000      $   3,527,000
   Accounts payable                                                 3,569,626         3,997,626          3,980,376
   Payroll and employees' benefits                                    945,252           558,717            494,453
   Other accrued expenses                                             599,601           750,316            178,168
   Current maturities of long-term debt (Note 2)                      691,039           498,831          4,894,459
                                                                -------------      ------------      -------------

                 Total current liabilities                          6,114,518         9,548,490         13,074,456

LONG-TERM DEBT (Note 2)                                             4,436,829         4,379,620            570,994

ACCRUED POSTRETIREMENT BENEFITS (Note 4)                            2,732,084         1,457,602                  -

DEFERRED FEDERAL INCOME TAXES (Note 3)                                 25,000           484,548            574,604

STOCKHOLDERS' EQUITY
   Common stock - $1 par value:
       Authorized - 1,000,000 shares
       Issued and outstanding - 638,525 shares                        638,525           638,525            638,525
   Paid-in capital                                                    117,403           117,403            117,403
   Retained earnings                                                6,590,433         5,110,146          5,065,900
                                                                -------------      ------------      -------------






                 Total stockholders' equity                         7,346,361         5,866,074          5,821,828
                                                                -------------      ------------      -------------


                 Total liabilities and stockholders' equity     $  20,654,792      $ 21,736,334      $  20,041,882
                                                                =============      ============      =============






See Notes to Financial Statements.                                            20

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             AND RETAINED EARNINGS



                                                                         YEAR ENDED OCTOBER 31
                                                        ----------------------------------------------------------
                                                              1995                  1994                 1993
                                                          ------------           -----------          -----------
NET SALES                                              $    39,210,844       $    38,375,208      $    33,057,415

COSTS AND EXPENSES
   Cost of products sold                                    34,487,789            34,702,554           30,573,055
   Selling, administrative and general                       3,412,508             3,082,643            2,919,682
   Interest                                                    646,227               700,765              632,203
                                                       ---------------       ---------------      ---------------

                 Total costs and expenses                   38,546,524            38,485,962           34,124,940
                                                       ---------------       ---------------      ---------------

INCOME (LOSS) - Before other income and federal
   income taxes                                                664,320              (110,754)          (1,067,525)


OTHER INCOME (Note 6)                                        1,141,394                     -                    -
                                                       ---------------       ---------------      ---------------

INCOME (LOSS) - Before federal income taxes                  1,805,714              (110,754)          (1,067,525)


FEDERAL INCOME TAXES (BENEFIT) (Note 3)                        175,793              (155,000)            (300,000)
                                                       ---------------       ---------------      ---------------


NET INCOME (LOSS)                                            1,629,921                44,246             (767,525)

RETAINED EARNINGS - Beginning of
   year                                                      5,110,146             5,065,900            5,833,425

DIVIDENDS ($.24 per share)                                    (149,634)                    -                    -
                                                       ---------------       ---------------      ---------------




RETAINED EARNINGS - End of year                        $     6,590,433       $     5,110,146      $     5,065,900
                                                       ===============       ===============      ===============



NET INCOME (LOSS) PER SHARE                            $          2.55       $           .07      $         (1.20)
                                                       ===============       ===============      ===============





See Notes to Financial Statements.

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                              YEAR ENDED OCTOBER 31
                                                                 -----------------------------------------------
                                                                    1995              1994               1993
                                                                 ------------       ---------          ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                            $   1,629,921      $     44,246      $   (767,525)
   Adjustments to reconcile net income (loss) to net
       cash from operating activities:
          Depreciation                                              1,048,743         1,087,267           983,835
          Provision for deferred income taxes                        (369,187)         (435,056)         (300,000)
          Provision for postretirement benefits                     1,274,482         1,657,602                 -
          Changes in operating assets and liabilities:
              (Increase) decrease in accounts receivable              394,712          (851,285)         (524,671)
              (Increase) decrease in inventories                       50,402          (678,254)          443,861
              Decrease in prepaid expenses and other assets            24,456            51,683            59,725
              Increase (decrease) in accounts payable and
                 other accrued expenses                              (192,180)          453,662           631,673
                                                                -------------      ------------      ------------
                    Net cash provided by operating activities       3,861,349         1,329,865           526,898



CASH FLOWS FROM INVESTING ACTIVITIES -
   Acquisition of property, plant and equipment                    (1,054,716)         (522,211)       (1,113,441)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net (payments) borrowings under short-term credit line          (3,434,000)          216,000           227,000
   Proceeds from long-term debt                                       813,298                 -           817,266
   Payments on long-term debt                                        (563,881)         (587,002)         (623,791)
   Payment of dividends                                              (149,634)                -                 -
                                                                -------------      ------------      ------------

                    Net cash provided by (used in) financing
                        activities                                 (3,334,217)         (371,002)          420,475
                                                                -------------      ------------      ------------


NET INCREASE (DECREASE) IN CASH                                      (527,584)          436,652          (166,068)

CASH - Beginning of year                                              638,266           201,614           367,682
                                                                -------------      ------------      ------------

CASH - End of year                                              $     110,682      $    638,266      $    201,614
                                                                =============      ============      ============






See Notes to Financial Statements.

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Principles of Consolidation - The consolidated financial statements include the accounts of Michigan Rivet Corporation and its subsidiaries. Upon consolidation, significant intercompany accounts and transactions are eliminated.

              Inventories - Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first out (LIFO) method for certain inventories (approximately 25 percent, 26 percent and 24 percent of consolidated inventories at October 31, 1995, 1994 and 1993, respectively) and the first-in, first-out
              (FIFO) method for all other inventories.

              Current cost exceeded the balance sheet carrying amount of LIFO inventories by $456,000, $512,000 and $516,000 in 1995, 1994 and
              1993, respectively.

              Property, Plant and Equipment - Properties are stated at cost and include expenditures which materially increase the useful lives of existing buildings and equipment. Expenditures for normal repairs, maintenance and production tooling are charged to operations as incurred. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets.

              Income Taxes - Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect. Current taxes payable or refundable are based on amounts on tax returns for the year.

              Accounting for Employee Postretirement Benefits - The Company provides health care and life insurance benefits for certain retired employees. This plan is unfunded and benefits are paid when they are incurred by the retiree. Effective November 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS No. 106). This Statement requires that these benefits be recognized as an expense as employees render service instead of when benefits are paid as the Company historically has done. As permitted under the Statement, the Company elected to amortize the cumulative effect of this accounting change on a prospective basis over 20 years (see Note 4).

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993


NOTE 2 -      DEBT

              Notes payable to bank represent borrowings for working capital purposes under a $5,000,000 short-term revolving line of credit, which is renewed quarterly and bears interest at the lending institution's prime rate plus .75 percent (prime was 8.00 percent at October 31, 1995). The weighted average interest rate for 1995, 1994 and 1993 was 9.64 percent, 7.78 percent and 6.94 percent, respectively. Available borrowings under this agreement are based on a percentage of eligible accounts receivable plus $150,000. At October 31, 1995, $3,362,456 in additional borrowings were available under the agreement.

              Long-term debt consists of the following obligations:

                                                                  1995                1994               1993
                                                             -------------      --------------      --------------
              Mortgage note                                  $   3,040,359      $    3,212,001      $    3,385,114
              Term note                                            833,310           1,033,314           1,233,318
              Mortgage note, due February 1996,
                 9.75%, $5,346 paid monthly                         20,941              79,901             133,406
              Equipment notes payable                            1,171,835             553,235             673,615
              Other                                                 61,423                   -              40,000
                                                             -------------      --------------      --------------

                        Total                                    5,127,868           4,878,451           5,465,453


              Less current maturities                              691,039             498,831           4,894,459
                                                             -------------      --------------      --------------

                        Total long-term debt                 $   4,436,829      $    4,379,620      $      570,994
                                                             =============      ==============      ==============


                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993


NOTE 2 -      DEBT (Continued)

              The mortgage note is payable in monthly installments of $37,314 including interest, and matures November 1, 1996. The term note is payable in monthly installments of $16,667 plus interest and matures November 1, 2000. The mortgage note bears interest at 9 percent. The term note bears interest at the lending institutions prime rate plus 1 percent. The Company's financing agreements include covenants that require minimum levels of working capital, tangible net worth, and debt to equity ratios. The agreements also require the lender's approval before cash dividends may be declared or paid.

              During 1995, the Company financed certain production equipment totaling $750,000 under terms of a note payable to a bank. The new note requires monthly payments of $12,500 plus interest at 9 percent and matures July 1, 2000. An additional note payable required monthly payments of $16,452 through May 1995. Another equipment note payable has an interest rate of approximately 8 percent and requires 60 monthly payments of $9,058 through May 1998 plus a balloon payment of $201,603 in June 1998.

              Maturities of long-term debt during the five fiscal years following 1995 are: $691,039 in 1996; $698,776 in 1997; $727,611
              in 1998 and $752,479 in 1999.

              As of October 31, 1995, substantially all of the Company's assets were mortgaged or otherwise collateralized by the various debt agreements.

              Cash payments for interest were $687,589, $763,288 and $582,169 in 1995, 1994 and 1993, respectively.


NOTE 3 -      FEDERAL INCOME TAXES

              The provision for income tax expense (benefit) is as follows:

                                                                                 1995              1994              1993
                                                                              ----------         ----------         -------
                        Current expense                                     $    544,980      $    280,056     $         -
                        Deferred (reduction)                                    (369,187)         (435,056)         (300,000)
                                                                            ------------      ------------     -------------

                                         Total tax expense
                                            (benefit)                       $    175,793      $   (155,000)    $    (300,000)
                                                                            ============      ============     =============

                        Income tax payments                                 $    605,000      $          -     $         -
                                                                            ============      ============     =============


              The total tax expense differs from the amount computed utilizing the statutory rate of 34 percent primarily due to nontaxable income from insurance proceeds as described in Note 6.

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993


NOTE 3 -      FEDERAL INCOME TAXES (Continued)

              The details of the net deferred tax asset (liability) are as follows:

                                                                  1995                1994               1993
                                                              ------------       --------------      -------------
              Deferred tax liabilities:
                 Depreciation                                 $    952,612       $      944,735      $   1,020,214
                 Other                                               2,896               35,813             67,914
                                                              ------------       --------------      -------------


                        Total deferred tax
                           liabilities                             955,508              980,548          1,088,128

              Deferred tax assets:
                 Employee benefits                               1,145,594              708,149            142,666
                 Net operating loss carryover                            -                    -            513,524
                 Tax credit carryover                              100,000              172,000                -
                 Inventory valuation                               335,387              386,984            294,935
                 Other                                              47,166               16,867              5,399
                                                              ------------       --------------      -------------
                        Total deferred tax assets                1,628,147            1,284,000            956,524

              Valuation allowance                                        -                    -                -
                                                              ------------       --------------      -------------
                        Net deferred tax asset
                           (liability)                        $    672,639       $      303,452      $    (131,604)
                                                              ============       ==============      =============


              The principal components of deferred federal income tax expense (credits) are as follows:

                                                                     1995              1994              1993
                                                                -------------      -------------     -------------
              Net operating loss carryforward                   $           -      $     341,500     $    (378,500)
              Employee benefits                                      (437,443)          (565,500)           35,600
              Accelerated tax depreciation                             54,696            (75,500)            2,200
              Inventory valuation                                      51,597            (92,000)          (28,300)
              Other                                                   (38,037)           (43,556)           69,000
                                                                -------------      -------------     -------------
                        Total                                   $    (369,187)     $    (435,056)    $    (300,000)
                                                                =============      =============     =============

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993



NOTE 4 -      RETIREMENT BENEFITS

              Pension Plans - Certain union employees of the Company are covered by a noncontributory defined benefit pension plan. The plan provides benefits that are based on a stated amount for each year of service plus a frozen vested accrued severance benefit calculated as of August 26, 1977 for eligible employees on that date. The Company's funding policy is to make at least the minimum annual contribution required by applicable regulations.

              A summary of the components of pension expense (income) for the union plan follows:

                                                                              1995               1994              1993
                                                                        ---------------      ------------      -------------
                        Service cost for benefits earned during
                           the period                                   $        60,377      $     76,729      $      71,880
                        Interest cost of projected benefit
                           obligation                                           255,487           240,899            232,924
                        Actual return on plan assets                           (662,138)          (17,575)          (651,072)
                        Net amortization and deferral                           295,544          (336,461)           318,314
                                                                        ---------------      ------------      -------------
                                         Net pension income             $       (50,730)     $    (36,408)     $     (27,954)
                                                                        ===============      ============      =============


              Assumptions used in accounting for the plan were:


                                                                                  1995               1994              1993
                                                                                  ----               ----              ----
                        Weighted average discount rate                             7.0%              8.0%               7.0%
                        Expected long-term rate of return on
                           assets                                                  7.0%              7.0%               7.0%

              The following table sets forth the funded status and amounts recognized in the consolidated balance sheets for the union plan:

                                                                             1995               1994               1993
                                                                       ---------------      -------------      -------------
                        Actuarial present value of benefit
                           obligation:
                              Vested benefit                           $     3,636,038      $   3,135,696      $   3,491,200
                                                                       ===============      =============      =============

                              Accumulated benefit obligation           $     3,781,650      $   3,243,054      $   3,521,542
                                                                       ===============      =============      =============

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993


NOTE 4 -      RETIREMENT BENEFITS (Continued)

                                                                      1995               1994               1993
                                                                  -----------         ----------          --------
              Projected benefit obligation                     $   3,781,650      $   3,243,054      $   3,521,542
              Plan assets at fair value                            5,116,114          4,680,338          4,866,739
                                                               -------------      -------------      -------------

              Excess of plan assets over projected
                 benefit obligation                                1,334,464          1,437,284          1,345,197
              Unrecognized net gain                                 (207,948)          (305,906)          (194,635)
              Unrecognized prior service cost                          6,399              6,971              7,543
              Unrecognized net asset at transition                  (636,616)          (692,780)          (748,944)
                                                               -------------      -------------      -------------


              Net pension asset recognized in the
                 balance sheet                                 $     496,299      $     445,569      $     409,161
                                                               =============      =============      =============


              Plan assets are invested primarily in pooled equity investment funds, obligations of the U.S. Government and its agencies, and certain other investments.

              Certain employees participate in a Company sponsored savings plan. Under the plan, the Company contributes a defined amount to individual employee accounts based on the respective employee's contribution. The Company contributed approximately $56,000, $49,000 and $52,000 to this plan in 1995, 1994 and 1993, respectively.

              Postretirement Benefits - As discussed in Note 1, the Company provides health care and life insurance benefits for certain retired employees. The Company adopted the provisions of SFAS 106 effective November 1, 1993. The accumulated postretirement benefit obligation (APBO) at the date of adoption was $11,263,445. The Company elected to recognize the transition obligation over 20 years.

              During 1995, the Company and its collective bargaining unit agreed to modifications to the postretirement benefit plan.
              These modifications primarily relating to a cap on future retiree medical insurance benefits resulted in a reduction of the accumulated postretirement benefit obligation of approximately $5,200,000. This reduction has been used to reduce the transition obligation, which will be recognized prospectively over the remaining amortization period allowed by SFAS 106.

                           MICHIGAN RIVET CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        OCTOBER 31, 1995, 1994 AND 1993


NOTE 4 -      RETIREMENT BENEFITS (Continued)

              The Company recognized an expense related to postretirement benefits consisting of service cost, interest cost and transition amortization in 1995 and 1994, as follows:

                                                                                                  1995                  1994
                                                                                             --------------          -----------
              Service cost of benefits earned                                                $       359,215       $        437,451
              Interest cost on liability                                                             677,106               835, 440
              Net amortization and deferral                                                          426,530                561,822
                                                                                             ---------------       -----------------


                                                Total net periodic postretirement
                                                   benefit cost                              $     1,462,851       $      1,834,713
                                                                                             ===============       =================


              The amount reported on the balance sheet at
                  October 31, 1995 and 1994 was:

              Accumulated postretirement benefit obligation:
                  Fully eligible active participants                                         $     1,379,359       $      2,117,080
                  Other active participants                                                        1,529,610              6,168,314
                  Retired participants                                                             3,875,644              3,731,548
                                                                                             ---------------       -----------------

                                                Total APBO                                         6,784,613             12,016,942


              Unrecognized net obligation at transition                                           (3,779,000)           (10,674,623)
              Unrecognized net gain (loss)                                                           (73,529)               315,283
                                                                                             ---------------       -----------------

                                                Accrued postretirement benefit cost          $     2,932,084       $      1,657,602
                                                                                             ===============       =================




              The company has not funded any portion of its APBO except for benefits being paid as incurred by participants. Cash paid for these benefits totaled $188,000, $177,000 and $149,000 in 1995, 1994 and 1993, respectively. The Company estimated the current portion of this accrued benefit cost to be $200,000 for 1995 and 1994, and those amounts have been shown as current liabilities.

              The significant actuarial assumptions used to determine the cost at October 31, 1995 to the Company are as follows:


               Discount rate                          8.00%

               Health care trend rates - Medical      Approximately 11.50%
                                                      per annum grading
                                                      down to 6.50% in
                                                      2005/2006 and all
                                                      years thereafter

                          MICHIGAN RIVET CORPORATION
                               AND SUDSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       OCTOBER 31, 1995, 1994 AND 1993





NOTE 4 -      RETIREMENT BENEFITS (Continued)

              Health care trend rates - Prescription    Approximately 15.20% per
                                                        annum grading down to
                                                        6.50% in 2005/2006 and
                                                        all years thereafter

              A one percent increase in the health care trend rate assumptions would increase the October 31, 1995 APBO by 4.75 percent and would increase the aggregate of the 1995 service and interest cost components of the net periodic postretirement benefit cost by 5.87 percent.

NOTE 5 -      INDUSTRY INFORMATION AND CONCENTRATION OF CREDIT RISK

              The Company is a domestic manufacturer of cold headed steel fasteners, nuts and components, principally for the automotive industry. Sales to General Motors Corporation, Ford Motor Company and Chrysler Corporation, including their suppliers, are summarized as follows:

                                                                            1995            1994             1993
                                                                           ------          ------           ------
              General Motors Corporation                                    33%              27%              28%
              Ford Motor Company                                            38               40               41
              Chrysler Corporation                                          21               26               24

              The Company generally does not require collateral from its customers. Credit losses from automobile and related manufacturers have been minimal and within management's expectations.


NOTE 6 -      OTHER INCOME

              In November 1994, the Company's former president passed away.
              The Company received life insurance proceeds totaling $1,200,000 from policies on his life. The cash surrender value of these policies at the time of death totaled $58,606, resulting in a net gain of $1,141,394.

              SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS



---------------------------------------------------------------------------------------------------------------------------------
    COL. A                             COL. B                         COL. C                      COL. D                 COL. E
---------------------------------------------------------------------------------------------------------------------------------
  DESCRIPTION                        Balance at           (1) Charged       (2) Charged         Deductions-            Balance at
                                    Beginning of         to Costs and       to Other            Describe             End of Period
                                      Period                Expenses         Accounts-
                                                                             Describe
---------------------------------------------------------------------------------------------------------------------------------



  Year Ended October 31, 1995:

       Valuation allowance for
         accounts receivable             $ 50,000           $  9,505                         A $  9,505              $ 50,000

       Reserve for inventory
         obsolescence                     612,800             (8,800)                                                 604,000
                                         --------           ---------                          ---------             --------

            TOTALS                       $662,800           $    705                           $  9,505              $654,000
                                         ========           =========                          =========             ========

  Year Ended October 31, 1994:

       Valuation allowance for
         accounts receivable             $ 50,000           $ (5,146)                        A $ (5,146)             $ 50,000

       Reserve for inventory
         obsolescence                     538,600             74,200                                                  612,800
                                         --------           ---------                          ---------             --------

            TOTALS                       $588,600           $ 69,054                           $ (5,146)             $662,800
                                         ========           =========                          =========             ========

  Year Ended October 31, 1993:

       Valuation allowance for
         accounts receivable             $ 50,000           $ 20,040                         A $ 20,040              $ 50,000

       Reserve for inventory
         obsolescence                     489,700             48,900                                                  538,600
                                         --------           ---------                          ---------             --------

            TOTALS                       $539,700           $ 68,940                           $ 20,040              $588,600
                                         ========           =========                          =========             ========


A - Represents uncollectible accounts charged off, net of recoveries.